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                                                                    EXHIBIT 11.1


                  CALCULATION OF PRO FORMA NET LOSS PER SHARE

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

                                        THREE MONTHS ENDED              SIX MONTHS ENDED
                                             JUNE 30,                        JUNE 30,
                                        1995           1996            1995            1996
                                    -----------    -----------     -----------     -----------
Weighted Average Common and Common
  Equivalent Shares:
      Series A Preferred Stock        1,919,307      1,075,656       1,915,317       1,497,481
      Series B Preferred Stock        2,946,726      1,745,448       2,875,252       2,429,937
      Common Stock                    1,745,667      5,373,682       1,741,304       3,559,674
      Common Stock Options              883,710        495,265         883,710         689,488
      Warrants                            4,133          2,316           4,133           3,225
                                    -----------    -----------     -----------     -----------
                                      7,499,543      8,692,367       7,419,716       8,179,805
                                    ===========    ===========     ===========     ===========

Net Loss                            ($2,160,000)   ($1,989,000)    ($4,267,000)    ($4,839,000)
                                    ===========    ===========     ===========     ===========

Pro Forma net loss per common and
  common equivalent share                ($0.29)        ($0.23)         ($0.58)         ($0.59)
                                    ===========    ===========     ===========     ===========

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